Exhibit 21
1.	DiamondCluster International North America, Inc.

2.	DiamondCluster International IC LLC

3.	DiamondCluster International B.V.

4.	DiamondCluster International Ltda

5.	DiamondCluster International SARL

6.	DiamondCluster International Managementberatung GmbH

7.	DiamondCluster International S.L.

8.	DiamondCluster International Finance S.L.

9.	Diamond Partners Limited

10.	DiamondCluster International Limited

11.	DiamondCluster International FZ-LLC (Dubai)

12.	DiamondCluster India Private Limited